Exhibit 99.1

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

AMG Completes Sale of Mandatory Convertible Securities

Boston, MA, February 25, 2004 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has sold an additional $50 million of mandatory convertible securities (“PRIDES”), which, combined with the recently announced sale of $250 million of PRIDES, resulted in an aggregate PRIDES placement of $300 million.  Each PRIDE consists of a forward purchase contract for a specified number of shares of AMG Common Stock and senior, unsecured notes.  As previously announced, the PRIDES were priced at $1,000 per unit, with an effective coupon of 6.65 percent and a conversion premium of 53%.

Neither the PRIDES nor the shares issuable upon settlement of the forward purchase contracts under the PRIDES have been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its pending investment in Genesis Asset Managers, AMG’s affiliated investment management firms managed approximately $100 billion in assets as of December 31, 2003.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2002.

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For more information on the financial impact of these Agreements and on Affiliated
Managers Group, Inc., please visit AMG’s Web site at www.amg.com.